Exhibit 99.1

FORM OF

INSTRUCTIONS FOR USE OF

EXCO RESOURCES, INC. SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONTACT D.F. KING & CO., INC.

OUR INFORMATION AGENT, AS TO ANY QUESTIONS AT 1-800-755-7250

The following instructions relate to a rights offering (the “Rights Offering”) by EXCO Resources, Inc., a Texas corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated December 17, 2013 (as it may be supplemented from time to time, the “Prospectus”). Record Holders of Common Stock as of 5:00 p.m., New York City time, on December 19, 2013 (the “Record Date”) are receiving transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). An aggregate of up to 44,995,665 Underlying Shares are being offered by the Prospectus. Each Record Holder will receive one Right for every share of Common Stock owned of record as 5:00 p.m., New York City time, on the Record Date.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on January 9, 2014, unless such time and date is extended by the Board of Directors of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be void, of no value, and cease to be exercisable for Underlying Shares. The Company will not be obligated to honor any purported exercise of Rights received by Continental Stock Transfer & Trust Company (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Board of Directors of the Company does not intend to extend the Expiration Date of the Rights Offering. The Board of Directors of the Company may (subject to the provisions of the Investment Agreements (as defined in the Prospectus)) extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

The Company has entered into two exercise commitment agreements, one with certain affiliates of WL Ross & Co. LLC, and one with Hamblin Watsa Investment Counsel Ltd., a wholly owned subsidiary of Fairfax Financial Holdings Limited, or Fairfax. WL Ross and Fairfax, directly or through certain affiliates, beneficially own approximately 14.4% and 4.95%, respectively, of the outstanding Common Stock prior to giving effect to the Rights Offering. See “The Investment Agreements; Effects of the Transactions” in the Prospectus.

As described in the accompanying Prospectus, each Record Holder will receive one Right for every share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. Each Right allows the holder thereof to subscribe for 0.25 of a share of Common Stock (the “Basic Subscription Right”) at the cash price of $5.00 per share (the “Subscription Price”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Fractional shares as to any Rights holder will be rounded down to the nearest whole share. For example, if you owned 102 shares of Common Stock as of the Record Date, you would receive 102 subscription rights pursuant to your Basic Subscription Right that would entitle you to purchase 25 shares of Common Stock (25.5 rounded down to the nearest whole share) at the Subscription Price.

In addition, Rights holder that timely and fully exercises its Basic Subscription Right (including in respect of Rights purchased from others) will be eligible to subscribe (the “Over-Subscription Privilege”), at the same subscription price of $5.00 per share, for additional shares of Common Stock if any Underlying Shares are not purchased by other Rights holders under their Basic Subscription Rights as of the Expiration Date (the “Unsubscribed Shares”). Each Rights holder may exercise its Over-Subscription Privilege only if it timely and fully exercised its Basic Subscription Right (including in respect of Rights purchased from others) and other

Rights holders do not timely and fully exercise their Basic Subscription Rights. If the requests for over-subscription exceed the available Underlying Shares, we will allocate the Unsubscribed Shares as described in the Prospectus. See “The Rights Offering—Over-Subscription Privilege” in the Prospectus.

You will be required to submit payment in full for all of the shares of Common Stock you wish to subscribe to purchase pursuant to the exercise of the Basic Subscription Right and the Over-Subscription Privilege to the Subscription Agent no later than 5:00 p.m., New York City time, on the Expiration Date. Any excess subscription payment that you may pay to the Subscription Agent in the Rights Offering will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

Do not send the Subscription Rights Certificate or Notice of Guaranteed Delivery (as defined below) or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your completed Subscription Rights Certificate or Notice of Guaranteed Delivery, with full payment of the total subscription amount, including final clearance of any uncertified personal checks, before 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Rights, you cannot revoke the exercise of your Rights, subject to applicable law. If you do not exercise your Rights before the Expiration Date, they will expire and be void, of no value and will cease to be exercisable for shares of Common Stock.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE (OR NOTICE OF GUARANTEED DELIVERY) WITH FULL PAYMENT FOR ALL OF THE SHARES FOR WHICH YOU INTEND TO SUBSCRIBE PURSUANT TO THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 9, 2014, THE EXPIRATION DATE, UNLESS EXTENDED BY THE BOARD OF DIRECTORS OF THE COMPANY. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (EXCEPT AS REQUIRED BY LAW). SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE AND BE VOID AND OF NO VALUE.

1. Method of Subscription—Exercise of Rights.

Subject to applicable law, the exercise of Rights is irrevocable and may not be cancelled or modified. You may exercise your Rights as follows:

Subscription by Registered Holders. If you hold a stock certificate, the number of shares of Common Stock you may subscribe to purchase pursuant to your Basic Subscription Right is indicated on the enclosed Subscription Rights Certificate. You may exercise your Basic Subscription Right and Over-Subscription Privilege, if any, by properly completing and executing the Subscription Rights Certificate, together with any required signature guarantees, and forwarding it (or the Notice of Guaranteed Delivery), together with your full payment, to the Subscription Agent at the address given below. All documents and payments must be received before 5:00 p.m., New York City time, on January 9, 2014.

Subscription by DTC Participants. We expect that the exercise of your Rights may be made through the facilities of the Depository Trust Company (“DTC”). If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of shares of Common Stock for which you are subscribing under your Basic Subscription Right and your Over-Subscription Privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a Subscription Rights Certificate. Instead, the Company will issue one Right to the nominee record holder for each share of Common Stock that you own on the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, dealer, custodian bank, or other nominee, as the case may be, all of the required subscription documents (or Notice of Guaranteed Delivery) and your full subscription payment prior to the expiration of the Rights Offering.

Your payment of the Subscription Price must be made in U.S. dollars for the full number of shares of Common Stock that you wish to acquire in the Rights Offering. Your payment must be delivered in one of the following ways:

•	certified or personal check drawn on a U.S. bank payable to “Continental Stock Transfer & Trust Company”;

•	postal, telegraphic or express money order payable to “Continental Stock Transfer & Trust Company”; or

•

wire transfer of immediately available funds directly to the account maintained by “Continental Stock Transfer & Trust Company as agent for EXCO Resources Rights Offering”; at Bank Name: JP Morgan Chase Bank; ABA #: 021000021; Account #: 475-581202. Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

If you wish to make payment by wire transfer, you must reference the account number listed on your Subscription Rights Certificate or Notice of Guaranteed Delivery.

Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	clearance of any uncertified personal check deposited by Continental Stock Transfer & Trust Company;

•	receipt by Continental Stock Transfer & Trust Company of any certified check bank draft drawn upon a U.S. bank;

•	receipt by Continental Stock Transfer & Trust Company of any postal, telegraphic, express money order or a certified or cashier’s check; or

•	receipt by Continental Stock Transfer & Trust Company of any wire transfer of immediately available funds.

If you elect to exercise your Rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that Continental Stock Transfer & Trust Company receives your funds prior to the Expiration Date.

If you elect to exercise your Rights, you should ensure that Continental Stock Transfer & Trust Company receives your funds before the Rights Offering expires. Any uncertified personal check used to pay for shares of Common Stock must clear the appropriate financial institutions before 5:00 p.m., New York City time, on January 9, 2014. The clearinghouse may require five or more business days. Accordingly, if you wish to pay the subscription price by means of an uncertified personal check, you should make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears by that date.

DO NOT SEND RIGHTS CERTIFICATES, NOTICES OF GUARANTEED DELIVERY OR PAYMENTS DIRECTLY TO EXCO. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment of the full subscription amount.

The method of delivery of Subscription Rights Certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the Rights holders. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Rights Offering expires.

The address to which the completed Subscription Rights Certificate or Notice of Guaranteed Delivery and payments, other than wire transfers, must be mailed or delivered by overnight courier to the Subscription Agent is provided below:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone: (917) 262-2378

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you are unable to deliver a properly completed Subscription Rights Certificate to the Subscription Agent on or before the Expiration Date, you may cause a written guarantee of delivery substantially in the form of Exhibit 99.2 to EXCO’s Registration Statement on Form S-3, dated December 17, 2013 and filed on December 17, 2013, which is available from the Subscription Agent (the “Notice of Guaranteed Delivery”), from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (an “eligible institution”), to be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate and the number of Rights being exercised pursuant to the Basic Subscription Privilege and the number of additional shares being subscribed for pursuant to the Over-Subscription Privilege. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Rights Certificates at the address set forth above, or as otherwise provided in the Notice of Guaranteed Delivery. A Notice of Guaranteed Delivery will guarantee the delivery of your properly completed and executed Subscription Rights Certificate within three business days following the date of the execution of the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Subscription Rights Certificate within three business days of the receipt of the Notice of Guaranteed Delivery.

If you have any questions about the Rights Offering, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, D.F. King & Co., Inc., by calling 1-800-755-7250 toll-free.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate or Notice of Guaranteed Delivery on your behalf.

Brokers, dealers, custodian banks and other nominees who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the:

(1)	aggregate number of shares of Common Stock held by the beneficial owners of Rights on 5:00 p.m., New York City time, on the Record Date;

(2)	the aggregate number of Rights that have been exercised; and

(3)	the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee is acting. If more Unsubscribed Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Unsubscribed Shares will be allocated pro rata among those exercising the Over-Subscription Privilege, as described in the Prospectus.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your Rights under the Basic Subscription Right to purchase Underlying Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2. Issuance of Common Stock.

Promptly following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right and Over-Subscription Privilege, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate or Notice of Guaranteed Delivery, as applicable, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate or Notice of Guaranteed Delivery, as applicable:

a.	Basic Subscription Right: The Subscription Agent will deliver to each exercising Rights holder a direct registration account statement for the number of shares of Common Stock purchased pursuant to the Basic Subscription Right. See “The Rights Offering—Basic Subscription Right” in the Prospectus.

b.	Over-Subscription Privilege: The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Privilege a direct registration account statement for shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” and “Questions and Answers Relating to the Rights Offering—What are the limitations on the over-subscription privilege?” in the Prospectus.

c.	Excess Cash Payments: The Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Unsubscribed Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” and “Questions and Answers Relating to the Rights Offering—What are the limitations on the over-subscription privilege?” in the Prospectus.

3. Sale or Transfer of Rights.

The Rights will be transferable during the course of the subscription period, and we expect that the Rights will trade on the New York Stock Exchange (“NYSE”) under the symbol “XCO-RT” until 4:00 pm, New York City time, on January 8, 2014. As a result, you may transfer or sell your Rights if you do not want to purchase any shares of our Common Stock. However, the Rights are a new issue of securities with no prior trading market, and there can be no assurances that the Rights will trade on the NYSE, that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the Rights are transferable.

If you are a beneficial owner of shares of Common Stock on the Record Date or will receive your Rights through a broker, dealer, custodian bank or other nominee, the Company will ask your broker, dealer, custodian bank or other nominee to notify you of the Rights Offering. If you wish to sell your Rights through your broker, dealer, custodian bank or other nominee, you must deliver your order to sell to your broker, dealer, custodian bank or other nominee such that it will be actually received prior the deadline established by such broker, dealer, custodian bank or other nominee. If you sell your Rights through your broker, dealer, custodian bank or other nominee your sales proceeds will be the actual sales price of your Rights less any applicable broker’s commission, taxes or other fees.

If you are a Record Holder of a Subscription Rights Certificate you may take your Subscription Rights Certificate to a broker and request to sell the Rights represented by the Subscription Rights Certificate. The broker will instruct you as to what is required to sell your Rights.

4. Commissions, Fees, and Expenses.

The Company is not charging any fee or sales commission to issue Rights to you or to issue Underlying Shares to you if you exercise your Rights. If you exercise your Rights through the Record Holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your Record Holder may charge you. The Company will pay all reasonable fees charged by Continental Stock Transfer & Trust Company as the Subscription Agent and D.F. King as the Information Agent.

5. Execution.

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate or Notice of Guaranteed Delivery must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate or Notice of Guaranteed Delivery without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate or Notice of Guaranteed Delivery in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6. Method of Delivery to Subscription Agent.

The Subscription Agent for this offering is Continental Stock Transfer & Trust Company. The address to which Subscription Rights Certificates and payments, other than wire transfers, should be mailed or delivered by overnight courier is provided above in “Method of Subscription—Exercise of Rights.” If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent. Do not send or deliver these materials to EXCO.

The method of delivery of Subscription Rights Certificates, all other subscription documents and payment of the subscription amount to the Subscription Agent will be at the risk of the Rights holders.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of Common Stock or for additional copies of this Prospectus to the Information Agent by calling 1-800-755-7250 toll-free or, if you are a bank or broker, 1-212-269-5550.

7. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the “DTC”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing the DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the number of shares held by beneficial owners on the Record Date, the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege. See the Company’s “Letter to Shareholders Who Are Record Holders” and the “Nominee Holder Certification.”

8. Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. The Company’s determination will be final and binding. Once made, subscriptions and directions are irrevocable subject to applicable law, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Rights Offering expires, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or cancel the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

9. Foreign Shareholders.

The Company will mail the Prospectus, but will not mail the Subscription Rights Certificates, to Record Holders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Subscription Rights Certificates for their account. To exercise Rights, foreign Record Holders must notify the Subscription Agent prior to 11:00 a.m, New York City time, on January 6, 2014, at least three business days prior to the Expiration Date, of their exercise of such Rights, and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Rights does not violate the laws of the jurisdiction of the Record Holders. These procedures do not apply to beneficial owners of Common Stock that are located outside the United States who will receive Rights through a broker, dealer, custodian bank or other nominee that is located in the United States.